As filed with the Securities and Exchange Commission on July 6, 2006

Registration No. 333-120847

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1620
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal and Secretary
Behringer Harvard Opportunity REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1620
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following effectiveness of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-120847) is filed pursuant Rule 462(d) under the Securities Act of 1933, as amended, solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)           Exhibits:  The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1(a)	Articles of Amendment to Articles of Amendment and Restatement of the Registrant

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 6th day of July, 2006.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
By:	/s/ Robert M. Behringer
Robert M. Behringer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

	Signature	Title	Date
/s/	Robert M. Behringer	Chief Executive Officer, Chief Investment Officer, Director (Principal Executive Officer)	July 6, 2006
Robert M. Behringer
/s/	Gary S. Bresky	Chief Financial Officer (Principal Financial Officer)	July 6, 2006
Gary S. Bresky
/s/	Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	July 6, 2006
Kimberly Arianpour
/s/	Robert S. Aisner	Director	July 6, 2006
Robert S. Aisner
	*	Director	July 6, 2006
Barbara C. Bufkin
	*	Director	July 6, 2006
Robert J. Chapman
		Director	July __, 2006
Steven J. Kaplan
* By	/s/ Gary S. Bresky
Gary S. Bresky Attorney-in-fact

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